Exhibit 99

Farmers & Merchants Bancorp
Announces Increase in the Year-End Cash Dividend

Farmers & Merchants Bancorp (OTCQX: FMCB) (the Company) announced that the Board of Directors declared a year-end cash dividend of $6.50 per share of common stock, an increase over the cash dividend declared in November of 2014. The cash dividend will be paid on January 2, 2016, to shareholders of record on December 4, 2015. Total cash dividends declared during 2015 were $10.16 million, or $12.90 per share of common stock, a 2.4% increase from $9.92 million declared the prior year. This is the 81st consecutive year that the Company has declared cash dividend payments to common shareholders. The Company has now increased the annual declared cash dividends for 51 consecutive years.

Kent A. Steinwert, Chairman, President and Chief Executive Officer stated, “We are pleased that Farmers & Merchants Bancorp’s strong third quarter and year-to-date 2015 financial performance allowed us to increase the cash dividend in keeping with our founding principal of sharing a portion of the Company’s profits with shareholders. Importantly, the Company’s record performance in the third quarter and year-to-date 2015 continues to build upon record profit years in 2012, 2013 and 2014. The Board of Directors and executive managers are optimistic about the Company’s outlook for the remainder of 2015 and into 2016.”

Farmers & Merchants Bancorp earned record net income of $7.0 million in the third quarter of 2015 and $20.2 million for the nine months ending September 30, 2015, representing increases of 9.5% and 7.3% over the same periods the prior year. Earnings per share of common stock outstanding for the nine-month period were $25.70, up from $24.19 the prior year. Return on average assets for the nine months was 1.12%, and return on average equity was 11.13%.

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Farmers & Merchants Bancorp is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank which proudly serves California through 25 convenient locations. The Bank recently expanded into the Bay Area with new full service branches in Walnut Creek and Concord.  The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their CRA Evaluation, and the Bank has received BauerFinancial’s “Five-Star, Superior Bank” award for safety and soundness for 25 consecutive years, longer than any other commercial bank in the State of California. The Bank offers a full complement of loan, deposit, equipment leasing, and treasury management services to businesses, as well as a full suite of consumer banking products.  For more information about Farmers & Merchants Bancorp and F&M Bank visit www.fmbonline.com.

Forward-Looking Statement

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, levels of net interest margin, the ability to control costs and expenses, interest rate changes, the competitive environment, financial and regulatory policies of the United States government, ongoing drought conditions in California and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.